UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Centene Corporation
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105

March 8, 2013

Dear Fellow Stockholders:

Our 2013 Annual Meeting of Stockholders will be held at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri, at 10:00 A.M., central daylight savings time, on Tuesday, April 23, 2013. Annual meetings play an important role in maintaining communications and understanding among our management, Board of Directors and stockholders, and I hope that you will be able to join us.

We are pleased to continue taking advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, lowers the costs and reduces the environmental impact of our annual meeting. On March 11, 2013, we will begin mailing to our stockholders a proxy notice containing instructions on how to access our Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, and vote on-line. Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement contains instructions on how you can receive a paper copy of the Proxy Statement, Summary Annual Report and Annual Report on Form 10-K, if you only received a proxy notice by mail.

If you are a stockholder of record you may vote by internet, telephone, mail or at the meeting. To vote by internet or telephone, please follow the instructions on the proxy notice. To vote by mail, request a set of proxy materials as instructed on the proxy notice. You may attend the meeting and vote in person even if you have previously voted.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Sincerely,

Michael F. Neidorff
Chairman, President and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST YOUR VOTE IN PERSON
OR BY PROXY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

CENTENE CORPORATION
CENTENE PLAZA
7700 FORSYTH BOULEVARD
ST. LOUIS, MISSOURI 63105

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 A.M., central daylight savings time, on Tuesday, April 23, 2013

Place	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect three Class III Directors to three-year terms;
(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
(3) advisory resolution to approve executive compensation;
(4) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on February 22, 2013.

Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote by internet, telephone or mail. You may revoke your proxy at any time before its exercise at the meeting. Please reference the proxy notice for additional information.

Stockholder List
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Keith H. Williamson, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices located at 7700 Forsyth Boulevard, St. Louis, Missouri, before the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight savings time, on any business day from April 9, 2013, up to one hour prior to the time of the meeting.

Attending the Annual Meeting
If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

By order of the Board of Directors,

Keith H. Williamson
Secretary

St. Louis, Missouri
March 8, 2013

PROXY STATEMENT FOR
CENTENE CORPORATION
2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

We have sent you a notice of this proxy statement because our Board of Directors is soliciting your proxy to vote at our 2013 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., central daylight savings time, on Tuesday, April 23, 2013, at Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our Directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies at an estimated cost of $7,500, plus expenses.

We are making this proxy statement, our 2012 Summary Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 available to stockholders for the first time on or about March 11, 2013.

Holders of record of our common stock at the close of business on February 22, 2013 are entitled to one vote per share on each matter properly brought before the meeting. The proxy notice states the number of shares you are entitled to vote.

You may vote your shares at the meeting in person or by proxy:

•
TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting. If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

•
TO VOTE BY PROXY, you must follow the instructions on the proxy notice and then vote by means of the internet, telephone or, if you received your proxy materials by mail, mailing the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify. If, after requesting paper materials, you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Even if you vote by means of the internet, telephone, or complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	send written notice to Keith H. Williamson, our Secretary, at our address as set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders;

•	submit a new vote by means of the mail, internet or telephone; or

•	attend the meeting, notify our Secretary that you are present, and then vote by ballot.

If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate, or, if your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

At the close of business on February 22, 2013, 52,364,617 shares of our common stock were outstanding, net of treasury shares. Our by-laws require that a majority of the shares of our common stock issued and outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In the election of directors, the three nominees receiving the greatest number of votes cast "FOR" shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors. The Company has adopted a majority voting policy for the election of Directors. This policy states that in an uncontested election, any Director nominee who receives a greater number of votes “withheld” for his or her election than “FOR” votes, the Director nominee must tender his or her resignation promptly following certification of the stockholder vote. The Nominating and Governance Committee is required to make a recommendation to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including an explanation of its decision.

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote on the matter at the meeting is necessary to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and to approve on an advisory non-binding basis, the Company's executive compensation. Abstentions with respect to each of these proposals are considered present and entitled to vote and therefore will have the same effect as a vote against the proposal. Broker non-votes with respect to each of these proposals will not be considered as present and entitled to vote with respect to the matter and thus will have no effect on the vote.

Our Board of Directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons appointed as proxies by the Board of Directors intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the below procedures.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees and Continuing Directors

Our by-laws provide that the Board is to be divided into three classes serving for staggered three-year terms. Under our by-laws, our Board of Directors has the authority to fix the number of Directors, provided that the Board must have between five and eleven members. The first proposal on the agenda for the meeting is the election of three nominees to serve as Class III Directors for three-year terms beginning at the meeting and ending at our 2016 Annual Meetings of Stockholders.

The Company expects to include in the proxy for the 2014 Annual Meeting of Stockholders a management proposal regarding the declassification of the Board of Directors. If approved by the stockholders, this proposal would cause Directors elected after the Company's 2014 Annual Meeting to be elected for one year terms.

No Director, including any Director standing for election, or any associate of a Director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No Director, including any Director standing for election, is related by blood, marriage or adoption to any other Director or any Executive Officer.

The Board has nominated Orlando Ayala, Pamela A. Joseph, and Tommy G. Thompson , current Class III Directors, for re-election to the Board. We expect that Mr. Ayala, Ms. Joseph and Mr. Thompson will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees. The Board believes the election of these three nominees is in our best interest and the best interest of our stockholders and recommends a vote “FOR” the election of the three nominees.

Class III Directors - Standing for Election for a Term Expiring in 2016

Orlando Ayala. Mr. Ayala has been a Director since September 2011. Mr. Ayala serves as Vice President, Chairman, Emerging Markets and Chief Advisor to the Chief Operating Officer for Microsoft. Mr. Ayala joined Microsoft in 1991 as Senior Director of the Latin America region. For more than 30 years, Mr. Ayala has held increasingly senior leadership roles in the technology sector. Mr. Ayala's range of experience includes, in particular, technology and organizational development expertise. Mr. Ayala is 56 years old.

Pamela A. Joseph. Ms. Joseph has been a Director since September 2007. Ms. Joseph has served as Vice Chairman of U.S. Bancorp and Chairman and Chief Executive Officer of Elavon, Inc. since 2004. From 2000 to 2004, Ms. Joseph served as President and Chief Operating Officer for NOVA Information Systems, Inc. She also serves as a Director for Paychex Inc., a payroll, human resource, and employee benefit outsourcing solution for small to medium sized businesses. Ms. Joseph's range of experience includes, in particular, experience as a Chief Executive Officer, as well as technology and service industry expertise. Ms. Joseph is 54 years old.

Tommy G. Thompson. Mr. Thompson has been a Director since April 2005. Mr. Thompson served as Partner in the law firm of Akin Gump Strauss Hauer & Feld LLP in Washington, D.C. from March 2005 to January 2012 and as President of Logistics Health, Inc., a provider of medical readiness and homeland security solutions from 2005 to June 2011. From March 2005 to May 2009, Mr. Thompson also worked for the consulting practice of Deloitte and Touche USA LLP. From 2001 to January 2005, Mr. Thompson served as secretary of U.S. Department of Health & Human Services. From 1987 to 2001, Mr. Thompson served as Governor of the State of Wisconsin. He also serves as a Director for C.R. Bard, Inc., a designer, manufacturer, and distributor of medical, surgical, diagnostic, and patient care devices; CareView Communications, a company that has designed patient monitoring equipment for use in hospitals; Cytori Therapeutics, Inc., a company that develops, manufactures, and sells a portfolio of medical products and devices to enable the practice of regenerative medicine; and United Therapeutics, a biotechnology company that develops and distributes medical products. Mr. Thompson previously served as a Director for AGA Medical Corporation, a designer, manufacturer and distributor of medical devices; CNS Response, a company that has designed software to improve the treatment of behavioral health disorders; Pure Bioscience, a manufacturer and marketer of technology-based bioscience products; and SpectraScience Inc., a designer and manufacturer of medical devices. Mr. Thompson's range of experience includes, in particular, experience as a Chief Executive Officer, political and regulatory relationships and healthcare expertise. Mr. Thompson is 71 years old.

Class I Directors Continuing in Office - Term Expiring in 2014

Michael F. Neidorff. Mr. Neidorff has served as our Chairman, President and Chief Executive Officer since May 2004. From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our Board of Directors. From 1995 to 1996, Mr. Neidorff served as a Regional Vice President of Coventry Corporation, a publicly-traded managed care organization, and as the President and Chief Executive Officer of one of its subsidiaries, Group Health Plan, Inc. From 1985 to 1995, Mr. Neidorff served as the President and Chief Executive Officer of Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp., a publicly-traded managed care organization now known as UnitedHealth Group Incorporated. Mr. Neidorff also serves as a Director of Brown Shoe Company, Inc., a publicly-traded footwear company with global operations. Mr. Neidorff's range of experience includes, in particular, experience as a Chief Executive Officer, as well as healthcare, investment banking and organizational development expertise. Mr. Neidorff is 70 years old.

Richard A. Gephardt. Mr. Gephardt has been a Director since December 2006. Mr. Gephardt is CEO and President of Gephardt Group, LLC, a multi-disciplined consulting firm focused on helping clients gain access to new markets, expand competitive advantages in existing markets, manage labor negotiations, develop political strategies and promote policy initiatives. Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005. Mr. Gephardt has served as a consultant to Goldman, Sachs & Co. since January 2005. He also serves as a Director for Spirit Aerosystems, Inc., a supplier of commercial airplane assemblies and components; CenturyLink, a communication services company; Ford Motor Company, an auto manufacturer; and US Steel Corporation, a manufacturer of a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets. He previously served as a Director for Dana Corporation, an auto parts manufacturer and supplier. Mr. Gephardt's range of experience includes, in particular, political and regulatory relationships as well as investment banking and healthcare expertise. Mr. Gephardt is 72 years old.

John R. Roberts. Mr. Roberts has been a Director since March 2004. Mr. Roberts served as the Executive Director of Civic Progress, Inc., a St. Louis civic organization, from 2001 to December 2006. Mr. Roberts is a retired Managing Partner, Mid-South Region, Arthur Andersen LLP. He also serves as a Director and Chairman of the audit committee of both Regions Financial Corporation, a provider of banking, mortgage and insurance products and services, and Energizer Holdings, Inc., a manufacturer of household products. Mr. Roberts' range of experience includes, in particular, organizational development expertise as well as experience in service industries and public accounting. Mr. Roberts is 71 years old.

Class II Director Continuing in Office - Term Expiring in 2015

Robert K. Ditmore. Mr. Ditmore has been a Director since 1996. Mr. Ditmore is a retired President and Chief Operating Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated. Mr. Ditmore also served as a Director of UnitedHealth Group Inc. from 1985 to 1995. Mr. Ditmore's range of experience includes, in particular, Chief Executive Officer roles and extensive healthcare and service industry expertise. Mr. Ditmore is 78 years old.

Frederick H. Eppinger. Mr. Eppinger has been a Director since April 2006. Mr. Eppinger has served as a Director, President and Chief Executive Officer of The Hanover Insurance Group, Inc., a holding company for a group of insurers that offers a wide range of property and casualty products, since 2003. From 2001 to 2003, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Executive Vice President for Channel Point, Inc. From 1985 to 2000, he was in the financial institutions group at McKinsey & Company, an international management consulting firm, where he was admitted as a partner in 1992. Mr. Eppinger's range of experience includes, in particular, Chief Executive Officer roles, as well as organizational development and insurance industry expertise. Mr. Eppinger is 54 years old.

David L. Steward. Mr. Steward has been a Director since May 2003. Mr. Steward is the founder of World Wide Technology, Inc. and has served as its Chairman since its founding in 1990. In addition, Mr. Steward has served as Chairman of Telcobuy.com, an affiliate of World Wide Technology, Inc., since 1997. World Wide Technology, Inc. and Telcobuy.com provide electronic procurement and logistics services to companies in the information technology and telecommunications industries. He also serves as Director of First Banks, Inc., a registered bank holding company. Mr. Steward's range of experience includes, in particular, Chief Executive Officer roles, political and regulatory relationships, as well as technology expertise. Mr. Steward is 61 years old.

Corporate Governance and Risk Management

We believe that good corporate governance is important to ensure that we are managed for the long term benefit of our stockholders. We also recognize the connection between good corporate governance and our ability to create and sustain value for our stockholders.  We made a number of changes to our corporate governance practices during 2012, including, among other things, allowing our rights agreement to expire. Our Corporate Ethics and Compliance Program provides methods by which we further enhance operations, safeguard against fraud and abuse and help assure that our values are reflected in everything we do. We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of the New York Stock Exchange (NYSE). Our Board of Directors has adopted Corporate Governance Guidelines addressing, among other things, Director qualifications and responsibilities, responsibilities of key Board committees, Director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, www.centene.com.

Our Board of Directors has adopted a Code of Business Conduct and Ethics which is applicable to all employees of the Company, including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. While no code of conduct can replace the thoughtful behavior of an ethical Director, officer or employee, we believe the Code of Business Conduct and Ethics will, among other things, focus our Board and management on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by the Board or a committee of the Board. A current copy of the Code of Business Conduct and Ethics is posted on our website, www.centene.com. Any future amendments or waivers of the Code of Business Conduct and Ethics will be promptly disclosed on our website.

Our policy concerning pre-approval of related party transactions is incorporated in the provisions of our Code of Business Conduct and Ethics regarding conflicts of interest. As part of our Code of Business Conduct and Ethics, our Directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Corporate Compliance Officer of the Company or the Board of Directors, in the case of an Executive Officer or Director, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

The Board of Directors oversees the Company's enterprise-wide risk management processes, with assistance provided by Board committees. Management executes risk management activities, which includes identifying, assessing, and aligning actions necessary to manage risk consistent with the Company's strategy.

The oversight responsibility of the Board of Directors and its committees is enabled by quarterly risk reporting to the Board from executive management, designed to provide visibility about the identification, assessment and management of critical risks, including strategic, operational, financial, compensation, public policy, compliance, regulatory, investment, information security and other risks. Furthermore, the Board of Directors and its committees are routinely informed of emerging risks that could affect the Company's risk profile.

As noted above, the Board uses its committees to assist in its risk oversight function:

•
Our Audit Committee assists in the oversight of our financial and reporting risks, disclosure risk and procedures, code of business conduct and ethics risks, investment, and risk assessment and management policies. The Company's Senior Vice President of Internal Audit, who reports to the Audit Committee and Chief Executive Officer, assists the Company in identifying and evaluating risk management controls and methodologies to address risks and provides reports to the Audit Committee quarterly. The Audit Committee meets privately with representatives from the Company's independent registered public accounting firm and the Company's Senior Vice President of Internal Audit.

•
Our Compensation Committee assists in the oversight of risks associated with our compensation plans and policies. Please see the discussion in the “Compensation Discussion & Analysis,” or “CD&A,” under the heading “Risk Disclosure” for a discussion of elements intended to mitigate excessive risk taking by our employees.

•	Our Nominating and Governance Committee assists in the oversight of Board processes and corporate governance related risk.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, none of our Executive Officers served as a Director or member of the Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its Executive Officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries.

Related Party Transactions

None.

Director Independence

Our Board of Directors has affirmatively determined that all Directors except Michael F. Neidorff, our Chairman, President and Chief Executive Officer, as well as all of the members of each of the Board's committees, are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In the course of the Board's determination regarding the independence of each non-employee Director, it considered any transactions, relationships and arrangements as required by the rules of the NYSE. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated:

•
Mr. Ayala's position as a Vice President of Microsoft Corporation, from whom the Company licenses certain software, and determined that the payments made pursuant to such licenses in 2012 and 2011 were under 2% of Microsoft's annual revenues during the respective years.

•
Ms. Joseph's position as an Executive Officer of U.S. Bank, serving as a lender under the Company's $350 million revolving credit facility originated in 2011, and determined that payments to the lender in 2012 and 2011 were under 2% of the lender's annual revenues during the respective years.

•
Mr. Roberts's position as an independent director of a bank serving as a lender under the Company's $350 million credit facility and determined payments to the lender from 2010 - 2012 were under 2% of the lender's annual revenues during the respective years. In addition, the board evaluated his position on the Board of the Missouri History Museum and determined that contributions made by the Company to the Missouri History Museum are less than 2% of the Museum’s consolidated gross revenues.

All Directors, excluding Michael F. Neidorff, have no direct or indirect material relationship with us except for their role as a Director or stockholder. The Board also broadly considers what it deems to be all relevant facts and circumstances in determining the independence of its members.

Board of Directors Committees

Our Board of Directors has established three standing committees: Audit, Compensation, and Nominating and Governance - each of which operates under a charter that has been approved by our Board. Current copies of each committee's charter are posted on our website, www.centene.com. Our Board of Directors has established a Government and Regulatory Affairs Committee, which is co-chaired by Richard A. Gephardt and Tommy G. Thompson and also a Technology Committee, which is chaired by Orlando Ayala, with David L. Steward and Pamela A. Joseph serving as members of such committee.

Board Member	Board of Directors	Audit Committee	Compensation Committee	Nominating and Governance Committee
Michael F. Neidorff	Chairman
Orlando Ayala	✓		✓
Robert K. Ditmore	Presiding Director		Chairman	✓
Fred H. Eppinger	✓	✓
Richard A. Gephardt	✓
Pamela A. Joseph	✓	✓	✓
John R. Roberts	✓	Chairman
David L. Steward	✓		✓	Chairman
Tommy G. Thompson	✓		✓	✓

Meetings held in 2012	14	5	5	2

All of our Directors attended 75% or more of the meetings of the Board and of any committees thereof on which they served. Our corporate governance guidelines provide that Directors are expected to attend the 2013 Annual Meeting of Stockholders. All Directors attended the 2012 Annual Meeting of Stockholders.

Board of Directors

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of Executive Officers and, subject to stockholder election, Directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the Directors informed of its activities through regular written reports and presentations at Board and committee meetings.

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer, coupled with a presiding Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Board periodically reviews its leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined presiding Director role;

•	executive sessions of the independent Directors in connection with every Board meeting; and

•	annual performance evaluations of the Chairman and CEO by the independent Directors.

 Our Board of Directors has appointed Robert K. Ditmore “presiding Director” to preside at all executive sessions of “non-management” Directors, as defined under the rules of the NYSE. The presiding Director's role includes leading the Board's processes for selecting and evaluating the Chief Executive Officer and presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors.

Audit Committee

The Audit Committee's responsibilities include:

•	appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules.

The Board has determined that John R. Roberts is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to the Named Executive Officers as well as other officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the Board and/or stockholders for approval. The Board has determined that each of the members of the Compensation Committee is “independent,” as defined under the rules of the NYSE. The Compensation Committee's responsibilities include:

•	evaluating compensation policies and practices to determine if they may be influencing employees to take excessive risks;

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer's compensation;

•	reviewing and making recommendations to the Board with respect to our Chief Executive Officer's compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other Executive Officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to Director compensation.

Members of management assist the Compensation Committee in its responsibilities by providing recommendations for the Compensation Committee's approval concerning the design of our compensation program for our Executive Officers other than our Chief Executive Officer, including our Named Executive Officers, as well as recommended award levels. The design of our compensation program for our Chief Executive Officer is recommended by the Compensation Committee and approved by the Board without any approval of the Chairman, who is the Company's Chief Executive Officer.

The Compensation Committee considered information and data regarding executive compensation supplied by management and by Towers Watson, a compensation and benefits consultant retained by management. In addition, Exequity, LLC, an independent compensation consulting group, has been engaged by the Compensation Committee to provide advice with respect to base salaries, bonus targets and long term incentives for our Named Executive Officers.

In 2012, the Company utilized Towers Watson to provide advice with respect to the base salaries, bonus targets and long term incentives of our officers, including our Named Executive Officers. The consultants analyzed the compensation levels of the Named Executive Officers of the industry peer group developed by Towers Watson for the most recently completed fiscal year. As discussed under the CD&A, the Compensation Committee considered this information, along with a variety of other factors, in reviewing our executive compensation in 2012.

The Compensation Committee has reviewed the independence of Towers Watson and Exequity in light of new SEC rules and proposed NYSE listing standards, including the following factors: (1) other services provided to us by the compensation consultant; (2) fees paid by us as a percentage of compensation consultant's total revenue; (3) policies or procedures maintained by compensation consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisor and a member of the Compensation Committee; (5) any company stock owned by the senior advisor; and (6) any business or personal relationships between our Executive Officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the consultants' work for the committee does not raise any conflict of interest.

The Compensation Committee delegates to management the authority to grant certain stock options and restricted stock units under the 2012 Stock Incentive Plan. Our Chief Executive Officer is authorized to issue awards (other than to himself) of up to 30,000 shares to any newly hired executive and up to 12,000 shares to any one person during a calendar year, and is required to report any such grants to the Compensation Committee at the following Compensation Committee meeting. The delegation of authority may be terminated by the Compensation Committee at any time and for any reason. All internal promotions and equity grants to a Corporate Officer and all offers to any “Executive Officer” (as defined by Rule 3b-7 under the Exchange Act) require Compensation Committee approval.

Nominating and Governance Committee

The Nominating and Governance Committee's responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as Directors and to each of the Board's committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	reviewing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board's performance.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the Board. Upon nomination and election of a new Director by the Board during any year, that Director will be nominated for election at the next annual meeting.

In considering whether to recommend any particular candidate for inclusion in the Board's slate of recommended Director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Board membership should reflect diversity in its broadest sense, including persons diverse in background, geography, perspective, gender, and ethnicity. The Board is particularly interested in maintaining a mix that includes the following backgrounds:

•	Public company governance

•	Healthcare

•	Service and insurance industry

•	Companies with revenues greater than $1 billion

•	Public accounting

•	Investment banking

•	Technology

•	Organizational development

•	Political and regulatory relationships

•	Experience as a Chief Executive Officer

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least one year as of the date such recommendation is made, to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our by-laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate Director candidates, without any action or recommendation on the part of the Nominating and Governance Committee or the Board, by following the procedures set forth under “Submission of Future Stockholder Proposals” of this proxy statement.

Communicating with Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond as appropriate. The Chairman of the Nominating and Governance Committee, with the assistance of our Chief Executive Officer, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other Directors as he or she considers appropriate. Under procedures approved by a majority of the independent Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments considered to be important for the Directors to know.

Stockholders and interested parties who wish to send communications on any topic to the Board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Any stockholder or interested party who wishes to communicate directly with our presiding Director, or with our non-employee Directors as a group, should also follow the foregoing method.

Director Compensation

The following table summarizes the compensation of our non-employee Directors for the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Orlando Ayala	$115,000	$179,440	$—	$—	$294,440
Robert K. Ditmore	—	337,773	—	10,000	347,773
Frederick H. Eppinger	—	304,440	—	25,000	329,440
Richard A. Gephardt	115,000	179,440	—	—	294,440
Pamela A. Joseph	—	304,440	—	—	304,440
John R. Roberts	30,000	304,440	—	25,000	359,440
David L. Steward	—	319,440	—	25,000	344,440
Tommy G. Thompson	—	319,440	—	25,000	344,440

1
The amounts reported as Stock Awards and Option Awards reflect the grant date fair value of grants made during the current year under the 2003 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2012 are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2012 included in the Company's Annual Report on Form 10-K filed with the SEC on February 19, 2013. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized.

2	All other compensation reflects charitable contributions made or pledged during 2012 under the Company's Board of Directors Charitable Matching Gift Program.

Non-employee Directors currently receive a quarterly retainer fee of $31,250, provided that the Director elects 100% payment pursuant to the Company's Non-Employee Directors Deferred Stock Compensation Plan to be paid in company stock upon retirement or termination from the Board. Directors not making this election receive a quarterly retainer fee of $25,000. In addition, the Chairman of the Audit Committee receives a quarterly retainer fee of $7,500, the Chairman of the Compensation Committee received a quarterly fee of $6,250, and the Chairman of the Nominating and Governance Committee, Government and Regulatory Affairs Committee, and Technology Committee each receives a quarterly fee of $3,750. The Company also pays a quarterly retainer fee of $2,500 to the presiding Director of the Board. All cash fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table above.

Each new non-employee Director, as of the date on which such Director is first elected to the Board, is granted an option under our 2012 Stock Incentive Plan to purchase 10,000 shares of our common stock vesting in three equal annual installments commencing on the first anniversary of the grant date. Additionally, as of the date of each annual meeting of stockholders, or when first elected to the Board, each member of the Board receives a grant of 4,000 restricted shares of our common stock. The restricted shares vest at the next annual meeting of stockholders, subject to meeting Board of Director meeting attendance conditions.

In October 2011, the Board of Directors approved the Board of Directors Charitable Matching Gift Program. Under the program, the Company will match a Board member's qualifying charitable donations of up to $25,000 per calendar year. Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company's charitable contribution guidelines.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our non-employee Directors on December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Number of Shares or Units of Stock That Have Not Vested (#)
Orlando Ayala	3,333	6,667	4,000
Robert K. Ditmore	10,000	—	4,000
Frederick H. Eppinger	10,000	—	4,000
Richard A. Gephardt	—	—	4,000
Pamela A. Joseph	10,000	—	4,000
John R. Roberts	4,000	1,000	4,000
David L. Steward	25,000	—	4,000
Tommy G. Thompson	8,000	—	4,000

Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our Board of Directors.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP audited our financial statements for the fiscal year ended December 31, 2012. The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. Stockholder ratification of this selection is not required by our by-laws or other applicable legal requirements. Our Board of Directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our and our stockholders' best interest.

KPMG LLP has served as our independent registered public accounting firm since June 2005. We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

The following table discloses the aggregate fees billed in 2012 and 2011 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2012	2011
Audit Fees	$2,074	$1,718
Audit-Related Fees	190	109
Tax Fees	—	—
All Other Fees	—	—

Audit-related fees in 2012 and 2011 consist primarily of fees for operational control reviews.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. All audit-related fees and tax fees for 2012 and 2011 were pre-approved by the Audit Committee or the Audit Committee Chariman, and no fees were paid under the de minimis exception to the audit committee pre-approval requirements.

PROPOSAL THREE: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

At our 2012 annual meeting of stockholders, our stockholders approved the Company's executive compensation. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are again holding an advisory vote on the Company's executive compensation, as described in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, included in this proxy statement. Our executive compensation program has been designed to implement the Company's compensation philosophy of paying for performance by making decisions based on promoting the Company's corporate mission statement and creating long term stockholder value. This philosophy is evidenced by the following:

•
We provide a significant part of executive compensation in the form of at-risk annual incentive and long term incentive compensation; for example, this year, as in some previous years, we have withheld or reduced payments under our incentive programs when corporate financial measures have not been fully achieved.

•
Our annual incentive and long term incentive opportunities are substantially based on corporate financial measures closely correlated with achieving long term stockholder value, such as earnings per share, revenue growth targets and pre-tax operating margins. Annual and long term incentive opportunities also reflect the impact to the current year income for new contracts awarded that drive future revenue growth and take into account the costs associated with the contract procurements which occur prior to revenue generation.

•
We provide a mix of short term and long term and cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages, motivating our executives without fostering excessive risk-taking and linking Executive Officer compensation with the creation of long term stockholder value.

The Board of Directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of those Executive Officers listed in the Summary Compensation Table of this proxy statement, who we refer to in this proxy statement as the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (SEC), including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under “Information about Executive Compensation”.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The Board recommends a vote “FOR” the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of Centene's consolidated financial statements and for establishing and maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accountants for Centene, is responsible for performing an independent audit of our consolidated financial statements and of the Company's internal control over financial reporting and issuing two reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee's responsibility is to monitor and provide independent, objective oversight of these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter.

The Audit Committee met and held discussions with management and the independent registered public accountants to review and discuss all financial statements included in public filings during the fiscal year ended December 31, 2012 before their issuance and to discuss significant accounting issues and the Company's internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees.

KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence which requires auditors, among other things, annually to:

•	disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence;

•	confirm their perceived independence; and

•	engage in a discussion of independence.

The Audit Committee has discussed with KPMG LLP their independence with respect to Centene, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

Based on its discussions with management and KPMG LLP and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Centene's Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

John R. Roberts, Chair
Frederick H. Eppinger
Pamela A. Joseph

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with the Company's management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and our annual report on Form 10-K.

COMPENSATION COMMITTEE

Robert K. Ditmore, Chair
Orlando Ayala
Pamela A. Joseph
David L. Steward
Tommy G. Thompson

Compensation Discussion and Analysis (CD&A)

This CD&A discusses our compensation policies and arrangements that are applicable to our Named Executive Officers.

Company's Compensation Philosophy

Our overall compensation philosophy is to pay for performance. Compensation decisions are based on what promotes our corporate mission statement and creates long term stockholder value using specific metrics that promote our pay for performance culture. Compensation decisions are based on the Company meeting specific earnings per share objectives, as well as revenue growth and pre-tax operating margin targets, meeting our annual and long term business plans and differentiating superior performers to correlate compensation with such executives' contributions to Company success. In addition, Centene will continue to emphasize stock compensation arrangements that reward superior performance rather than creating a sense of entitlement and aligning the financial interests of our executives with the interests of long term stockholders, which is evidenced by our stock ownership requirements for officers of the Company.

Executive Summary of Fiscal Year 2012

Our performance for 2012 is summarized as follows:

•	Year-end at-risk managed care membership of 2,560,300, an increase of 744,300 members, or 41% year over year.

•	Premium and service revenues of $8.2 billion, representing 59% growth year over year.

•	Health Benefits Ratio of 91.6%, compared to 85.2% in 2011.

•	General and Administrative expense ratio of 8.6%, compared to 11.3% in 2011.

•	Total operating cash flows of $278.7 million.

•
The Company successfully won nine health plan contract awards in 2012, including new business in Missouri, Washington, New Hampshire and Kansas, as well as an expansion in Ohio and new duals products in Illinois and Ohio. The costs to procure new business were incurred in 2012 in advance of revenue generation, and will provide for revenue growth in excess of 18% in 2013.

•
Diluted EPS of $0.03 in 2012. Included in the year ended December 31, 2012, results are the following items: (1) an operating loss in our Kentucky health plan, including a $41.5 million pre-tax premium deficiency reserve; (2) an impairment loss for the write down of goodwill and intangible assets in the Celtic reporting unit; (3) a gain on the sale of investments; and (4) a state income tax benefit.

The Company places a majority of the executive's target total compensation at risk. With respect to short term performance, 50% of the restricted stock units (RSUs) granted each year are performance based and the Cash Short Term Incentive Plan is 100% performance based on one-year metrics. With respect to long term performance, the Cash Long Term Incentive Plan (Cash LTIP) is 100% performance based on three-year metrics. The graph below demonstrates the percent of compensation at-risk based on performance.
Because financial performance in 2012 did not meet annual operating plan targets set by the Board of Directors, compensation to the Named Executive Officers was impacted as follows:

•	Performance based restricted stock unit grants made in 2011 did not vest and were forfeited.

•	No cash awards were paid under the Cash Short Term Incentive Plan (bonus).

•	No cash awards were paid under the Cash LTIP based on the three-year metrics from 2010 to 2012.

The table below illustrates the potential compensation not realized by the Named Executive Officers as a result of 2012 financial performance. In instances where a range is possible, the target award is shown.

Name	Forfeited 2011 Performance Stock Awards (Grant Date Fair Value)	2012 Cash Short Term Incentive Plan Awards Not Paid (At Target)	2010 - 2012 Cash Long Term Incentive Plan Awards Not Paid (At Target)	Total Not Realized

Michael F. Neidorff	$2,682,750	$1,800,000	$1,500,000	$5,982,750
William N. Scheffel	363,200	498,750	595,000	1,456,950
Carol E. Goldman	363,200	360,000	425,000	1,148,200
Jesse N. Hunter	454,000	412,500	425,000	1,291,500
Donald G. Imholz	363,200	337,500	350,000	1,050,700

While promoting a pay for performance culture, the Company continually audits and reviews its pay practices to ensure that there is not excessive risk taking. Management believes that the proper balance of long term incentives with the appropriate annual base salary must be continually evaluated. As illustrated in the graph above, a majority of executive compensation is at-risk, which indicates alignment with the Company's performance. The Compensation Committee believes the current compensation mix was appropriate for 2012.

Results of the April 2012 “Say-on-Pay” Vote

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. At our April 2012 annual meeting, approximately 82% of our shareholders voted to approve our fiscal 2011 executive compensation program. We continue to value the insights we gain through the vote and through discussions with our investors and will continue to monitor the voting results and dialogue with investors.

Overview of the Compensation Program

The Compensation Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. The key compensation goals are to hire, motivate, reward and retain executives who create long term stockholder value. The philosophy of the Compensation Committee as it relates to executive compensation is that our Chief Executive Officer and other Executive Officers should be compensated by providing competitive compensation opportunities sufficient to attract, motivate and retain talented executives who are capable of leading us in achieving our business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long term interests of stockholders.

Centene must leverage its compensation and benefit programs to attract the best talent in order to compete and achieve aggressive operating objectives. In light of this, Centene must view both private equity firms and competitors with larger revenue bases as significant competition for talent and must recognize that Centene is a source for them to recruit this talent if the appropriate compensation programs are not in place. The establishment of aggressive expectations (pay for documented performance) and Centene's ability to achieve those expectations and demonstrate growth in earnings per share has a proven impact on stockholder value.

In order to achieve these operating objectives, the Compensation Committee establishes target, market-based total compensation (e.g., base salary, annual bonus target and long term incentives) from similarly sized companies based on revenues. For total compensation, the Compensation Committee's competitive objective is for our total compensation to:

•
fall between the 50th percentile and 75th percentile of the 18 company healthcare industry peer group (discussed below) based on size-adjusted and compensation-regressed organizations at revenues of $8 billion; and

•
fall between the 50th percentile and 75th percentile of general industry organizations that have similar growth and long term performance as Centene, based on size-adjusted and compensation-regressed organizations at revenues of $8 billion.

The Compensation Committee also takes into account the significant growth expected by the company and the new contracts the Company has been awarded. Premium and Service Revenue growth in 2012 was 59%, and projected revenue for 2013 reflects growth in excess of 18% as a result of 2012 contract awards. The efforts and costs to win new contracts are incurred well in advance of the time revenue begins. The Compensation Committee also recognizes the short term negative impact on EPS from pursuing new contracts, but believes pursuing and winning new contracts is in the best long term interest of its stockholders.

For the components of total compensation, the Compensation Committee's competitive objectives are for:

•	base salary to approximate the 75th percentile of similarly-sized organizations;

•	annual bonus target to approximate the 50th percentile of similarly-sized organizations; and

•	long term incentives to approximate the 50th percentile of similarly-sized organizations.

The goal of these objectives is that total compensation will fall between the 50th and 75th percentile of the total market based compensation for both the healthcare industry peer group and the general industry peer group.

Benchmarking and Comparator Groups

Each year the Compensation Committee evaluates a number of factors when determining executive compensation levels to ensure that pay opportunities being delivered to our Executive Officers are competitive with the labor markets in which the Company competes for talent. Publicly available executive compensation market data is used in this decision making process.

In 2012, Towers Watson was engaged to review the executive compensation peer group that was originally developed in 2009 by conducting an independent analysis of the insurance industry. In developing this peer group, Towers Watson analyzed the managed care industry and possible Centene peers using the Standard and Poor's Global Industry Classification System (GICS) codes. The analysis indicated that there are three key segments to the industry:

•	Managed Health Care Companies (Centene classification)

•	Health Care Facilities

•	Health Care Services

From this analysis, Towers Watson continues to recommend the current sample size of 18 companies; 12 from Managed Health Care Companies (which includes all of the Managed Health Care Industry companies with annual revenues greater than $1 billion), four from Health Care Services and two from Health Care Facilities. The Compensation Committee believed that this group was indicative of high growth companies (like Centene), provided a complete view of the managed healthcare industry and recognized Centene's labor market for executive and management talent by also including healthcare facilities and healthcare services companies. The peer group remains unchanged from 2011 with the exception of removing HealthSpring, Inc., which was acquired in January 2012 by CIGNA Corporation. The following represents the Company's industry peer group for 2012:

•	Aetna, Inc

•	Amedisys Inc.

•	Amerigroup Corporation

•	Catalyst Health Solutions, Inc.

•	CIGNA Corporation

•	Community Health Systems, Inc.

•	Coventry Health Care, Inc.

•	Davita Inc.

•	Health Net, Inc.

•	Humana, Inc.

•	Lifepoint Hospitals, Inc.

•	Magellan Health Services Inc.

•	Molina Healthcare, Inc.

•	Sun Healthcare Group Inc.

•	UnitedHealth Group Inc.

•	Universal American Corporation

•	Wellcare Health Plans, Inc.

•	WellPoint, Inc.

Methodology

A key element of our benchmarking methodology is the use of regression analysis. Regression analysis is a statistical technique that allows us to use compensation information from a wide-ranging group of companies to develop market data that is specific to our size. Regression analysis helps to ensure that individual companies in our peer group that are substantially larger (or smaller) than us do not skew the resulting market data too high (or low) as a result of the influence of size differences on pay practices. The regression analysis we used to develop market data is based on revenue adjusted to $8 billion to approximate the Company's 2012 revenue, which we believe is a proxy for the breadth and depth of executive responsibilities.

Using regression analysis in considering the market data from the Company's health care industry peer group, we adjusted the data to $8 billion in revenue to approximate the Company's 2012 revenue, and compensation was similarly adjusted through the use of statistical regression analysis to reflect the 50th and 75th percentile of a $8 billion company for base salary, target bonus, long term incentives and target total compensation. These adjusted values were used as the basis of comparison between our executives and those of the industry peer group.

The Compensation Committee used Towers Watson to supply and summarize the market data from the Towers Watson Executive Compensation Database for the CEO and the other four Named Executive Officers. In addition, the Compensation Committee reviewed additional data sources from Exequity in determining the compensation for the CEO. As mentioned previously, Exequity was retained independently by the Compensation Committee to provide recommendations for the CEO's compensation.

The market for executive talent includes companies both within and outside our industry or sector. Therefore, the market data the Compensation Committee utilizes includes not only the health care industry peer group of 18 companies developed by Towers Watson but also a general industry peer group of 24 companies also developed by Towers Watson. The Compensation Committee believes that including this broader range of companies is likely to provide a more representative depiction of the overall competitive market for talent, as evidenced by several of our executives being recruited from companies outside of our industry. The general industry group was developed by taking the 42 companies with revenue between $2.5 billion and $13 billion used in the 2011 analysis developed by AONHewitt and determining what companies matched in the Towers Watson Executive Compensation Database. From that analysis, 24 companies with revenue between $2.5 billion and $13 billion met at least two of the following criteria:

•	5-year return on net assets > 10%

•	5-year sales growth > 10%

•	5-year earnings per share growth > 10%

•	5-year total shareholder return > 7%

This general industry peer group market data was also size adjusted using statistical regression analysis to $8 billion in revenue to approximate the Company's 2012 revenue, and compensation was similarly adjusted using statistical regression analysis to reflect the 50th and 75th percentile of a $8 billion company for base salary, target bonus, long term incentives and target total compensation.

 All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both the market data and the Compensation Committee's competitive objectives. In addition, the Compensation Committee annually reviews a tally sheet for each Named Executive Officer, which includes the current value of all outstanding equity-based awards, benefits and perquisites, as well as potential payments under change in control agreements. The Compensation Committee uses the tally sheets to analyze each Named Executive Officer's base salary, annual incentive target and long term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation.

The Compensation Committee has always viewed compensation as a total package that includes base salary, performance based bonus compensation, long term equity and cash compensation, deferrals, benefits and perquisites. Because we do not provide a defined benefit pension plan or retiree health care (except for the Chief Executive Officer as provided for in his employment agreement), the Compensation Committee believes that it is important that executives are compensated at levels that may exceed their counterparts in industries that provide this type of benefit.

Setting Total Compensation: CEO

The Compensation Committee reviewed the total target compensation for Mr. Neidorff by analyzing his 2012 target compensation mix and comparing it to the available market data from compensation paid in 2011 for the health care industry peer group of 18 companies and the general industry peer group of 24 companies developed by Towers Watson. Given the Company's high growth rate, the Compensation Committee reviewed these two different groups regressed at $8 billion representing 2012 revenue and $15 billion representing estimated future revenue based on our growth pattern. Taken together, the Compensation Committee believes these peer data sets create a range of market-competitive compensation that can be used to effectively manage Centene's pay levels as we continue to grow. It is important to recognize that the Compensation Committee reviewed the pay components in the table below which demonstrates that the CEO's compensation is linked to the Company's 2012 performance (performance based RSUs awarded in 2011 are earned based on 2012 performance), which is different from the disclosure in the “Summary Compensation Table.” The review of the following data indicated that in 2012, Mr. Neidorff's salary should be set at $1.2 million and his total target compensation was within the Company's pay philosophy of paying within the 50th and 75th percentile of the industry peer group and the general industry with data regressed at $8 billion ($ in thousands):

	2012 Centene		Peer Group [1]		General Industry [2]
Pay Component	Realized	Target	50th	75th	50th	75th
Annualized Base Pay	$1,200	$1,200	$979	$1,055	$1,210	$1,355
Annual Bonus Target	—	1,800	1,233	1,665	1,647	2,025
Long Term Incentive (LTI) Awards:
Grant Date Fair Value - 75,000 RSUs granted in 2011 (performance based)	—	2,683
Grant Date Fair Value - 75,000 RSUs granted in 2011 (service based) [3]	2,683	2,683
Cash Long Term Incentive Plan Target (performance based)	—	1,500
Total LTI Awards	2,683	6,866	5,337	7,390	5,893	7,200

Total Target Compensation	$3,883	$9,866	$7,549	$10,110	$8,750	$10,580

[1] Peer Group n = 18 companies discussed in the CD&A under the heading “Benchmarking and Comparator Groups”
[2] General Industry Group n = 24 companies discussed in the CD&A under the heading “ Methodology”
[3] Shares vest in three equal annual installments beginning on the anniversary of the grant date in December 2012.

Based on the Compensation Committee's review of the financial performance of the Company in 2012, and recognizing the Company did not meet its annual earnings per share and pre-tax operating margin goals, but at the same time recognizing revenue growth for 2012 exceeded 50% over 2011, Mr. Neidorff was provided with no change in his base salary for 2013 of $1.2 million. In addition, he was awarded 75,000 performance based RSUs and 75,000 time based RSUs, which was consistent with the amounts awarded in December 2011. The Board believed that due to the growth of the company and the increased scope and diversification of the business, Mr. Neidorff should be awarded the same number of RSUs provided in the previous year. Further, the Compensation Committee believed that his total compensation opportunity in 2013 will fall within the Company's pay philosophy that is between the 50% and 75% percentile of the health care industry peer group. Finally, of his total target compensation opportunity, 79% is strictly related to the financial performance of the Company.

Setting Total Compensation: Other Named Executive Officers

A similar analysis of peer data sets was performed on the other NEO's. In all cases, the executive's total compensation fell within the 50th and 75th percentile of the health care industry peer group. The Compensation Committee reviewed the performance of each individual and granted increases in base salary and RSUs based on these results.

Base Salaries

In determining appropriate annual base salaries, in addition to reviewing size adjusted market data from Exequity and Towers Watson, the Compensation Committee considered:

•	the Chief Executive Officer's recommendations as to compensation for all other Executive Officers;

•	the scope of responsibility, experience, time in position and individual performance of each officer, including the Chief Executive Officer;

•	the effectiveness of each executive's leadership performance and potential to enhance long term stockholder value; and

•	internal equity.

In certain circumstances such as an external candidate or an executive with high potential, base salary may be positioned above the competitive objectives, with the appropriate supporting rationale. The Compensation Committee's analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives' base salaries.

Adjustments to base salaries are determined based on merit and market data. This requires a detailed evaluation of individual performance, competitive market levels and rates of increase, executive experience, internal equity, as well as our overall salary budget. In 2012, Towers Watson compared our Named Executive Officers' base salaries to the size adjusted market data, and on average, our base salaries for 2012 were below the 75th percentile of the industry peer group. Other Named Executive Officers received base salary increases for 2013 in light of the aforementioned factors. Since annual incentives (as discussed below) are based on a percentage of base salary, base salary increases also have the effect of increasing the size of annual incentive opportunities. For purposes of evaluating 2013 base salaries, the Compensation Committee took into account the Company's 2013 estimated revenue of $9.7 billion to $10.0 billion.

Annual Incentives

The Compensation Committee considers annual incentive compensation to be a motivational method for encouraging and rewarding outstanding individual performance that contributes to our overall performance. Awards under our bonus plan are recommended to the Board of Directors by the Compensation Committee based primarily upon:

•	meeting the Company's earnings per share objective;

•	our overall performance, including our performance versus our business plan;

•	the performance of the individual officer, including the effectiveness of each executive's leadership performance and potential to enhance long term stockholder value;

•	targeted bonus amounts which are based upon size adjusted market data; and

•	the recommendation of the Chief Executive Officer.

Annual incentive compensation is designed to motivate executives to achieve higher levels of success through formula driven targets. Executives are rewarded for meeting annual operating plan objectives that create long term stockholder value. Specifically, the primary corporate financial measurements for determining bonus eligibility are earnings per share (EPS), revenue growth targets and pre-tax operating margins. While recognizing overall corporate results, individual performance is also evaluated to determine the amount above or below the target that should be awarded. The Compensation Committee has previously exercised its discretion to pay bonuses above and below the target.

Target percentages are positioned to be competitive with the 50th percentile of the size adjusted market data. However, when applied to our base salaries, they create a total cash opportunity that is consistent with our competitive objectives. Additional amounts are possible in the Compensation Committee's discretion, based upon the executive's achievement of above-target performance, which may allow an executive to actually earn cash compensation near the high end of the range of our competitive objectives.

The Compensation Committee reviewed the Chief Executive Officer's performance during 2012 and recommended to the Board of Directors that an annual bonus not be awarded to Mr. Neidorff for the year based on the 2012 EPS performance as compared to the target. Other Named Executive Officers also did not receive an annual bonus based on the financial performance of the Company which ended up below the Company's performance objectives.

For 2013, we will continue to use similar objective performance measures stated above and also evaluate individual performance for our annual incentive program. The Compensation Committee believes that it has set the performance measure targets to provide the appropriate level of motivation for participants based on market and industry expectations.

Based on the amounts of total compensation listed in the Summary Compensation Table, the short term cash incentive target percentages ranged from 75% to 150% of total target annual base salary for the Named Executive Officers in fiscal year 2012, and was ultimately not paid. The Compensation Committee believes that these percentages are appropriate of the program's objective to reward superior performance that contributes to our overall performance of the Company.

Long Term Incentives

Our long term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short term thinking with long term successes and align executive and stockholder interests.

Long term incentives are positioned at the lower end of the range of our competitive objective, for two reasons:

•
This keeps our total compensation opportunity in line with our competitive objectives (that is, not every component of pay can be positioned at the high end of the range, or else total compensation opportunity will exceed the high end of the range).

•	Our business plan should provide, over a longer time horizon, opportunities for greater than average wealth accumulation as performance warrants.

During the Compensation Committee's review in December 2012, it was noted that long term incentives that were granted to our Named Executive Officers are now positioned at the 64% of the health care industry peer group which is within our competitive objective. Therefore, the Compensation Committee considered this position when awarding RSUs and determining the size of the grants made to the Named Executive Officers.

Long term incentives are provided both through equity (RSUs) and cash, ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice. In summary, excluding acquisitions, we do not annually grant more than 2% of the outstanding shares of the Company.

RSUs are designed to attract executive talent in a competitive environment while motivating and building an integrated management team that can balance short term thinking with our long term objectives. RSUs are also used to motivate and retain key tenured executives as part of their long term incentive compensation while recognizing exceptional performance and rewarding successful innovation and risk-taking through spot awards. RSUs are normally granted at the annual December Compensation Committee meeting, but may also be awarded at other Compensation Committee meetings following a promotion, for extraordinary performance, or at time of hire for eligible executives.

The Compensation Committee determined the award sizes for each Named Executive Officer by analyzing the competitive objectives listed above, reviewing a tally sheet for each Named Executive Officer and evaluating the individual's 2012 performance.

Beginning in 2013, with the 2013-2015 Cash LTIP cycle, executives will be awarded cash for achieving long term (3 year) financial objectives of cumulative revenue growth, pre-tax operating margin and total shareholder return (TSR) objectives relative to our healthcare industry peer group. This plan will be used for approximately 50% of total long term incentive awards. In general, cash awards are paid annually after completion of each 3 year performance cycle and targets are announced annually prior to the beginning of each 3 year performance cycle. As discussed below, the Compensation Committee adopted this type of long term cash plan to, among other things, complement our current 2012 Stock Incentive Plan, assist in managing annual dilution, and supplement the number of shares available under the Company's stock incentive plan. The payment for the 2010-2012 plan cycle was not paid out due to the Company not meeting the cumulative metrics of revenue growth and pre-tax margins for that performance cycle. The use of the Cash LTIP combined with RSUs helps to reduce annual share usage under the 2012 Stock Incentive Plan, as compared with stock options.

Based on the amounts of total compensation listed in the Summary Compensation Table, non-equity incentive plan compensation represented 0% of total compensation for the Named Executive Officers in fiscal year 2012, which reflects the financial performance of the Company in 2012.

As mentioned under “CD&A: Company's Compensation Philosophy” and in continuing to emphasize the Company's commitment to pay for performance principles, a minimum of at least 50% of all shares subject to awards granted to our Named Executive Officers will require that a performance parameter be met in order for the awards to vest. Specifically, 50% of the grants of RSUs to Executive Vice Presidents and the CEO in December 2012 (our regular cycle for long term incentive grants) have a performance condition based upon our 2013 diluted EPS. The percentage of performance shares that will vest will correlate directly to the percentage of the EPS target achieved, provided that the EPS achieved is 80% or more of the EPS target.  If the EPS achieved is less than 80% of the target, all of the performance based RSUs will be forfeited.

The Compensation Committee continues to adjust these performance targets to be at levels it believes to be rigorous and challenging to meet. The performance criteria may include any of the metrics identified in the Plan document. The Compensation Committee may determine that the performance parameters used to measure the appropriate pay out include or exclude items which are deemed beyond management's control. These items include but are not limited to those stated in the Plan document.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our Named Executive Officers, other officers and Board of Directors. In July 2009, Health Plan & Specialty Company Presidents and Corporate Vice Presidents were also included in the guidelines. We believe that ownership of our stock helps align the interests of our executives and stockholders, and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

Minimum Ownership Requirement as a Percentage of Base Salary
Chairman, President and Chief Executive Officer	5X
Executive Vice President	2.5X
Senior Vice President	2X
Plan & Specialty Company Presidents and Corporate Vice Presidents	1X

Beginning with RSUs awarded in 2010, the Board established a policy requiring Executive Officers to retain ownership of the shares received from the vesting or payout of any RSU award granted under our stock incentive plan (net of any shares used to satisfy tax withholding) for one year following such vesting or payout. An executive may substitute the tax basis of the shares under restriction for other shares held outright. All of our Named Executive Officers, as of December 31, 2012, meet the ownership requirements stated above.  Further, at $41 per share, our CEO owns approximately 8.66 times his ownership requirement while the remaining Named Executive Officers own approximately 1.2 to 1.75 times their ownership requirements.

The Compensation Committee annually reviews the stock ownership levels of the Executive Officers. Future stock awards will take into consideration the executive's level of attainment of the suggested stock ownership amount. The Compensation Committee may elect to award an executive the cash bonus paid under the annual incentive plan in stock if the suggested stock ownership amount is not met.

Officers who fail to achieve these ownership levels may not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), restricted stock, shares owned in a self-directed IRA, “phantom shares” held in a deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned performance based awards are not counted toward meeting the ownership guidelines. As of the close of the last fiscal year and the date of this report, all Named Executive Officers subject to the guidelines are in compliance with them or still have time to attain compliance in accordance with the guidelines.

Our stock ownership guidelines for members of our Board of Directors encourage them to own 20,000 shares of common stock, and commencing with the 2012 annual meeting, each Director has three years to attain this level of ownership.

In February 2013, the Board of Directors amended the Company's insider trading policy to confirm the prohibition on hedging and to restrict the pledging of shares by Executive Officers and members of the Board of Directors. Any such individual may pledge 20% or less of his or her total stock ownership when the following conditions are met:

(1)	The pledger has the financial capacity to repay the loan without resort to the pledged securities;

(2)	The effect of the pledge would not mitigate in any respect the risks of stock ownership to the pledger;

(3)	The pledger would continue to meet stock ownership guidelines with unpledged stock alone;

(4)	The total number of shares collectively pledged by persons covered by the policy would not exceed 2% of the Company's total outstanding common stock following the pledge; and

(5)
Following the pledging of stock, the person provides information to the Nominating and Governance Committee demonstrating compliance with the above conditions, and commits to unwind the pledge if the Committee determines that the pledge does not adequately satisfy the above conditions or otherwise determines at any time that the pledge is not in the best interests of the Company or its shareholders.

An Executive Officer or member of the Board of Directors who holds pledged securities in excess of 20% as of February 2013 is required to reduce such excess proportionately over the 3-5 years following the adoption of the policy. Going forward, an Executive Officer or member of the Board of Directors may pledge securities as collateral for a loan (not including margin debt) in excess of 20% of his or her total stock ownership only if the Nominating and Governance Committee grants prior approval. The Committee may consider any information, including the conditions specified above, in determining whether to grant such approval.  Any person receiving such approval shall be required to reduce the amount pledged in excess of 20% proportionately over the 3 to 5 years following the institution of the pledge, as specified by the Committee.

Other Benefits

We provide our Named Executive Officers with a defined contribution 401(k) retirement program. This defined contribution 401(k) retirement program is the same program that is provided generally to our employees. We also provide our Named Executive Officers with a non-qualified deferred compensation plan to make up for matching contributions that are limited by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our Named Executive Officers with a defined benefit retirement program. We also do not provide retiree medical coverage to our Named Executive Officers, with the exception of Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to Named Executive Officers and other Executive Officers are comparable to those provided to the majority of salaried and hourly Company employees. We require all Named Executive Officers to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by us. In addition, each Named Executive Officer has the option to use a financial advisor for fees that in total do not exceed $11,000 annually for both tax preparation and financial advisement.

The Board of Directors believes that additional security is required for the position of Chairman, President and Chief Executive Officer and other Named Executive Officers. Pursuant to a policy implemented by our Board, Mr. Neidorff is required to use Company provided aircraft for all air travel, and we provide home security services to Mr. Neidorff. Mr. Neidorff's personal use of Company aircraft and home security services are fully taxable to him and are not grossed up to cover his personal income tax liability. Home security services are also provided to our Named Executive Officers, and these costs are fully taxable to them and are also not grossed up to cover any personal income tax liability.

Risk Disclosure

The Compensation Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation. The Compensation Committee believes that the emphasis on long term performance in the RSU program and the Cash LTIP results in an overall compensation program that does not reward excessive risk-taking for the Company. Further, risks are limited by the use of ownership guidelines mentioned above and a clawback provision that provides that any cash bonuses that are paid from the annual bonus plan that are a result of material financial impropriety (as defined by the Audit Committee of the Board of Directors), including but not limited to financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the bonus amount to the Company.
The Company's compensation strategy is intended to mitigate risk by emphasizing long term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. A recent review of the Company's compensation programs did not identify any compensation programs that unduly incentivize employees to take any excessive risks.
Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our Board of Directors and our President and Chief Executive Officer pursuant to an employment agreement dated November 8, 2004. The term of the employment agreement extends until November 8, 2014. Under this agreement, we currently pay Mr. Neidorff an annual salary of $1.2 million, which is subject to an annual review by our Board of Directors. Mr. Neidorff is eligible for an annual target bonus of 150% of base salary and a maximum annual bonus equal to not less than 200% of base salary. The agreement also awarded Mr. Neidorff 1,000,000 RSUs as of November 8, 2004. Of these RSUs, 60% vested in 2009 with the remaining 40% vesting ratably from 2010 through 2014. Subject to such vesting, the RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment and (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code.

Mr. Neidorff has agreed not to compete with us or solicit any of our employees during the term of his employment and for 12 months thereafter. Mr. Neidorff's employment may be terminated by us for cause or permanent disability or by Mr. Neidorff for good reason. If Mr. Neidorff is terminated by us without cause or if he terminates for good reason, he is entitled to receive salary continuation for a period of 36 months or the remaining term of the agreement, whichever is shorter (but not less than six months), lifetime health and dental coverage (to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA), lifetime life insurance coverage, lifetime medical insurance for him and his eligible dependent, full acceleration of any unvested stock options or other equity awards held by him, and acceleration of a portion of unvested RSUs awarded pursuant to the agreement based on certain stipulations. Upon a change in control during the term of this agreement, any unvested RSUs and any unvesetd stock options or other equity awards held by Mr. Neidorff will vest in full. Mr. Neidorff is eligible for a gross-up payment if any parts or amounts payable under his employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provisions. Mr. Neidorff's agreement was amended in 2008 to (1) eliminate the non-compete and non-solicitation requirements if there was a “hostile change in control” as defined in his agreement and (2) add language to the agreement to make it compliant with Section 409A of the Code. Further, in 2012, his agreement was amended to eliminate the non-compete and non-solicitation provisions under any change in control.

Severance and Change in Control Agreements

Carol E. Goldman, Jesse N. Hunter, Donald G. Imholz and William N. Scheffel serve as Executive Officers pursuant to executive severance and change in control agreements (the agreements), and their 2013 annual salaries are $500,000, $570,000, $500,000, and $690,000, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined in the agreements), the executive's employment is terminated by us other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will receive a cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive's last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage. The executive's existing equity awards will vest in full at the time of a change in control.

The agreements also generally provide that, if an executive's employment is terminated by us other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage and 12 months of continued vesting of the executive's existing equity awards. If any parts or amounts payable under the executive's employment agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the Company may be required to pay the executive an additional cash amount (gross-up payment).

Effective January 1, 2013, with any new executive employment agreements, if any parts or amounts payable under the agreements are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the executive will be required to pay any additional taxes.

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a “hostile takeover” as defined in the agreement. In 2012, the agreements were amended to eliminate the non-compete and non-solicitation provisions under any change in control.

The Board has determined that it is in our best interests and our stockholders' to assure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive's full attention and dedication to us, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to its Chief Executive Officer and its four other most highly compensated Executive Officers, excluding the Chief Financial Officer. Some types of compensation, including qualified performance based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock incentive plans in a manner intended to comply with the performance based exception to Section 162(m). Additionally, we intend that our Short Term Executive Compensation Plan complies with the performance based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock incentive plans, our Short Term Executive Compensation Plan or our Long Term Incentive Plan will be treated as qualified performance based compensation under Section 162(m).

Recently enacted federal legislation (the Patient Protection and Affordable Care Act (PPACA)) amended the Code to limit the amount that certain health care insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after 2012. In contrast to Section 162(m) as currently in effect, this new legislation does not create any exceptions for performance based compensation. The Compensation Committee did not consider the impact of this legislation when reviewing and determining executive compensation. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, about the securities authorized for issuance under our equity compensation plans, consisting of our 2002 Employee Stock Purchase Plan and 2012 Stock Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	3,358,304	$22.39	2,839,442
Equity compensation plans not approved by stockholders	—	—	—
Total	3,358,304		2,839,442
The number of securities in column (a) includes 1,299,396 options with a weighted-average remaining life of 3.4 years and 2,058,908 shares of restricted stock and restricted stock units.
The number of securities in column (c) includes 554,489 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2012, 2011 and 2010. Additional description of each component of compensation for our Named Executive Officers is included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Performance Based Stock Awards ($)		Service Based Stock Awards ($)	Total Stock Awards ($) [1]	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

Michael F. Neidorff	2012	$1,200,000	$—	$3,429,000		$3,429,000	$6,858,000	$—	$416,744	[2]	$8,474,744
Chairman, President and Chief Executive Officer	2011	1,100,000	2,475,000	2,682,750	[3]	2,682,750	5,365,500	1,050,000	483,412		10,473,912
	2010	1,100,000	1,900,000	1,824,750		1,824,750	3,649,500	900,000	396,220		7,945,720

William N. Scheffel	2012	665,000	—	502,700		502,700	1,005,400	—	52,187	[4]	1,722,587
Executive Vice President and Chief Financial Officer	2011	645,000	625,000	363,200	[3]	363,200	726,400	402,500	37,188		2,436,088
	2010	625,000	595,000	304,125		304,125	608,250	306,000	35,986		2,170,236

Carol E. Goldman	2012	480,000	—	502,700		502,700	1,005,400	—	54,362	[5]	1,539,762
Executive Vice President and Chief Administrative Officer	2011	460,000	400,000	363,200	[3]	363,200	726,400	280,000	36,410		1,902,810

Jesse N. Hunter	2012	550,000	—	502,700		502,700	1,005,400	—	65,949	[6]	1,621,349
Executive Vice President and Chief Business Development Officer	2011	495,000	500,000	454,000	[3]	454,000	908,000	280,000	40,480		2,223,480
	2010	450,000	400,000	425,775		425,775	851,550	108,000	24,738		1,834,288

Donald G. Imholz	2012	450,000	—	502,700		502,700	1,005,400	—	47,584	[7]	1,502,984
Executive Vice President and Chief Information Officer	2011	422,000	465,000	363,200	[3]	363,200	726,400	147,000	23,153		1,783,553
	2010	410,000	350,000	425,775		425,775	851,550	—	37,530		1,649,080

1
The amounts reported as Stock Awards reflect the fair value of grants made during the current year under the Company's stock incentive plans. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2012, 2011 and 2010 are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 19, 2013. There can be no assurance that the grant date fair value of Stock Awards will ever be realized. Stock awards granted in 2012, 2011 and 2011 to the Named Executive Officers consisted of 50% performance based awards and 50% service based awards.

2
All other compensation includes $144,690 of personal use of Company provided aircraft. Pursuant to the policy established by our Board, our Chairman, President and Chief Executive Officer is required to use Company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations. For flights on corporate aircraft, the cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. This charge reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs. The other amounts included in other compensation for Mr. Neidorff include $138,167 in life insurance benefits, $102,692 in nonqualified deferred compensation match, tax preparation and financial advisor fees, Company entertainment event tickets, security services, and 401(k) match.

3	As a result of financial performance in 2012, the performance based awards granted in 2011 were forfeited in 2012.
4	All other compensation includes $31,188 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
5	All other compensation includes $13,563 in non-qualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
6	All other compensation includes $23,968 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.
7	All other compensation includes $13,934 in nonqualified deferred compensation match, 401(k) match, tax preparation and financial advisor fees, security services, as well as life insurance benefits.

Grants of Plan-Based Awards Table

The following table provides information on 2012 grants of RSUs under the 2012 Stock Incentive Plan, as well as 2012 cash-based grants under the Cash LTIP to each of our Named Executive Officers. The grant date fair values of these stock awards are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value ($) [2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target [1]
Michael F. Neidorff	12/12/2012	$900,000	$1,800,000	$3,600,000	60,000	75,000	75,000	$6,858,000
William N. Scheffel	12/11/2012	332,500	665,000	1,330,000	8,800	11,000	11,000	1,005,400
Carol E. Goldman	12/11/2012	240,000	480,000	960,000	8,800	11,000	11,000	1,005,400
Jesse N. Hunter	12/11/2012	275,000	550,000	1,100,000	8,800	11,000	11,000	1,005,400
Donald G. Imholz	12/11/2012	225,000	450,000	900,000	8,800	11,000	11,000	1,005,400

1
Equity incentive grants contain a performance condition based upon our 2013 diluted EPS. A ratable 5% reduction from that target for each 5% reduction in EPS will be incorporated, resulting in 0% vesting for EPS more than 20% below the target. Therefore, these awards do not have a maximum.

2
Assumptions used in the calculation of the Grant Date Fair Value are included in footnote 15 to the Company's audited financial statements for the fiscal year ended December 31, 2012, included in the Company's Annual Report on Form 10-K filed with the SEC on February 19, 2013. There can be no assurance that the Grant Date Fair Value of Stock Awards will ever be realized.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by our Named Executive Officers on December 31, 2012:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price ($) [1]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Michael F. Neidorff	170,000	—		17.85	7/27/2014	160,000	[2]	6,560,000	75,000	[6]	3,075,000
	200,000	—		25.40	12/13/2015	50,000	[3]	2,050,000	—		—
	96,034	—		25.21	12/12/2016	50,000	[4]	2,050,000	—		—
	—	—		—	—	75,000	[5]	3,075,000	—		—

William N. Scheffel	—	—		—	—	8,334	[7]	341,694	11,000	[10]	451,000
	—	—		—	—	6,667	[8]	273,347	—		—
	—	—		—	—	11,000	[9]	451,000	—		—

Carol E. Goldman	7,999	—		25.40	12/13/2015	6,666	[7]	273,306	11,000	[10]	451,000
	3,000	—		25.21	12/12/2016	6,667	[8]	273,347	—		—
	—	—		—	—	11,000	[9]	451,000	—		—

Jesse N. Hunter	6,000	—		13.58	8/26/2013	1,000	[11]	41,000	11,000	[10]	451,000
	8,000	—		25.40	12/13/2015	11,666	[7]	478,306	—		—
	12,000	—		25.21	12/12/2016	8,333	[8]	341,653	—		—
	8,000	2,000	[11]	16.84	4/28/2018	11,000	[9]	451,000	—		—

Donald G. Imholz	3,000	3,000	[12]	18.84	11/3/2018	7,000	[12]	287,000	11,000	[10]	451,000
	—	—		—	—	11,666	[7]	478,306	—		—
	—	—		—	—	6,667	[8]	273,347	—		—
	—	—		—	—	11,000	[9]	451,000	—		—

1	The option price for each grant is equal to the previous day's closing market price.
2	The RSUs vest in two equal annual installments on November 8, 2013 and 2014.
3	The RSUs vest on December 15, 2013.
4	The RSUs vest in two equal installments on the anniversary of the grant date beginning on December 14, 2013.
5	The RSUs vest in three equal installments on the anniversary of the grant date beginning on December 12, 2013.
6
The RSUs are performance stock units vesting in three equal installments on February 11, 2014, December 12, 2014, and December 12, 2015. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

7	The RSUs vest on December 14, 2013.
8	The RSUs vest in two equal installments on the anniversary of the grant date beginning on December 13, 2013.
9	The RSUs vest in three equal installments on the anniversary of the grant date beginning on December 11, 2013.
10
The RSUs are performance stock units vesting in three equal installments on February 11, 2014, December 11, 2014, and December 11, 2015. The number of performance stock units vesting over the three installments is predicated on meeting a one year performance condition.

11	The RSUs and options vest on April 28, 2013.
12	The RSUs and options vest on November 3, 2013.

Option Exercises and Stock Vested Table

The following table shows the number of shares of Centene stock acquired by our Named Executive Officers in 2012 upon exercise of options or vesting of RSUs:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael F. Neidorff	365,332	$12,145,147	230,000	[1]	$10,095,650
William N. Scheffel	—	—	24,165		1,092,475
Carol E. Goldman	44,001	857,929	20,001		904,411
Jesse N. Hunter	—	—	31,001		1,396,463
Donald G. Imholz	3,000	92,790	36,167		1,590,975

[1] Pursuant to the terms of the grant agreement, the receipt of 80,000 restricted stock units vesting during 2012 has been deferred until retirement.

Nonqualified Deferred Compensation Table

Under the Company's Deferred Compensation Plan, the Named Executive Officers may contribute any designated percentage of salary and / or bonus into the plan which serves as an excess savings plan when tax limitations are reached under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our Named Executive Officers, as well as the deferral of restricted stock units vesting for Michael Neidorff as discussed in footnote 5, for the fiscal year ended December 31, 2012:

Name	Executive Contributions in Last FY ($) [1]		Registrant Contributions in Last FY ($) [2]	Aggregate Earnings (Losses) in Last FY ($) [3]		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) [4]
Michael F. Neidorff	$3,730,785	[5]	$102,692	$943,682	[5]	$—	$37,016,846	[5]
William N. Scheffel	90,669		31,188	23,239		—	624,714
Carol E. Goldman	28,777		13,563	36,071		—	376,120
Jesse N. Hunter	62,937		23,968	44,804		—	386,130
Donald G. Imholz	54,868		13,934	15,931		(26,507)	182,343
__________________________________

1	Executive contributions, with the exception of the contribution discussed in footnote 5, are included in the Salary column in the Summary Compensation Table.
2	All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table.
3	The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan.
4
The Aggregate Balance at Last Fiscal Year-End column includes money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it and save it for retirement. For fiscal 2012, the amounts described in footnote 1 are included in the Summary Compensation Table as described in footnote 1. For fiscal 2011, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$180,000; Mr. Scheffel -$74,377; Ms. Goldman - $27,583; Mr. Hunter - $53,648; Mr. Imholz - $46,306. For fiscal 2010, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff -$78,104; Mr. Scheffel -$28,636; Mr. Hunter - $17,388; Mr. Imholz - $24,545. For prior years, all amounts contributed by a Named Executive Officer in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

5
Pursuant to the terms of the grant agreement, the receipt of 840,000 restricted stock units vested from 2009 through 2012 have been deferred until retirement. The fair market value at the time of vesting for the 2012 vesting (executive contribution), the increase in value during 2012 (aggregate earnings), and the December 31, 2012 market value (balance at last FYE) are presented in the table. Mr. Neidorff contributed $220,385 to the Company's Deferred Compensation plan during 2012.

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our Named Executive Officers upon termination or a change in control. Generally, pursuant to our executive agreements, a change in control is deemed to occur:

•	If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;

•
If a majority of the incumbent Board of Directors are replaced. For these purposes, the incumbent Board of Directors means the Directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a Director subsequent to such date whose election or nomination for election was approved by a majority of such Directors, other than in connection with a proxy contest; or

•
Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2012. The applicable agreements are discussed in the CD&A under the heading “Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements” included in this proxy statement.

Michael F. Neidorff

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Severance	$—	$5,750,000	$—	$—	$—	$—	$5,750,000
Pro rata Bonus Payment	—	1,800,000	—	—	—	—	1,800,000
Unvested RSUs	—	16,810,000	—	—	16,810,000	16,810,000	16,810,000
Long Term Incentive Plan Payment at Target	—	5,100,000	—	5,100,000	5,100,000	5,100,000	5,100,000
Welfare Benefits Values	—	—	—	—	5,741,000	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	7,731,295

William N. Scheffel

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$665,000	$—	$—	$—	$2,550,000
Pro rata Bonus Payment	—	—	—	—	—	498,750
Unvested RSUs	—	628,735	—	—	—	1,517,041
Long Term Incentive Plan Payment at Target	—	—	—	631,667	631,667	1,935,000
Welfare Benefits Values	—	17,140	—	805,000	—	157,975
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,745,980

Carol E. Goldman

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$480,000	$—	$—	$—	$1,735,000
Pro rata Bonus Payment	—	—	—	—	—	360,000
Unvested RSUs	—	560,347	—	—	—	1,448,653
Long Term Incentive Plan Payment at Target	—	—	—	450,000	450,000	1,385,000
Welfare Benefits Values	—	14,571	—	2,011,000	—	329,034
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,457,924

Jesse N. Hunter

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$550,000	$—	$—	$—	$2,000,000
Pro rata Bonus Payment	—	—	—	—	—	412,500
Unvested Stock Option Spread	—	48,320	—	—	—	48,320
Unvested RSUs	—	840,459	—	—	—	1,762,959
Long Term Incentive Plan Payment at Target	—	—	—	465,000	465,000	1,495,000
Welfare Benefits Values	—	23,446	—	3,450,000	—	355,664
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,728,486

Donald G. Imholz

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$450,000	$—	$—	$—	$1,715,000
Pro rata Bonus Payment	—	—	—	—	—	337,500
Unvested Stock Option Spread	—	66,480	—	—	—	66,480
Unvested RSUs	—	1,052,347	—	—	—	1,940,653
Long Term Incentive Plan Payment at Target	—	—	—	414,000	414,000	1,282,000
Welfare Benefits Values	—	23,446	—	475,000	—	137,684
Outplacement	—	10,000	—	—	—	10,000
Excise Tax & Gross-Up	—	—	—	—	—	1,659,761

OTHER MATTERS

Information About Stock Ownership

The following table sets forth information regarding ownership of our common stock as of February 22, 2013 for:

•	each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our Named Executive Officers, Directors (three of whom are nominated for re-election); and

•	all of our Executive Officers and Directors as a group.

	Beneficial Ownership
Name and Address of Beneficial Owner	Outstanding Shares		Shares Acquirable Within 60 Days		Total Beneficial Ownership		Percent Ownership	Shares Not Acquirable Within 60 Days[1]
BlackRock, Inc.	4,100,498		—		4,100,498		7.8	—
40 East 52nd Street New York, New York 10022
FMR LLC	3,622,522		—		3,622,522		6.9	—
82 Devonshire Street Boston, Massachusetts 02109
SouthernSun Asset Management	3,203,150		—		3,203,150		6.1	—
6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119
T. Rowe Price	3,090,200		—		3,090,200		5.9	—
100 East Pratt Street. Baltimore, Maryland 21202
The Vanguard Group, Inc.	3,088,681		—		3,088,681		5.9	—
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Prudential Financial, Inc.	2,767,793		—		2,767,793		5.3	—
751 Broad Street Newark, New Jersey 07102
Michael F. Neidorff	377,416	[2]	1,306,034	[2]	1,683,450	[2]	3.1	460,569
Robert K. Ditmore	293,428	[3]	54,766		348,194	[4]	*	—
David L. Steward	32,224		69,271		101,495			—
John R. Roberts	37,496	[5]	47,207		84,703	[4]	*	1,000
Jesse N. Hunter	49,474		34,000		83,474		*	44,999
Tommy G. Thompson	31,724		50,039		81,763	[4]	*	—
Frederick H. Eppinger	25,643		46,846		72,489	[4]	*	—
William N. Scheffel	70,124		—		70,124		*	37,001
Pamela A. Joseph	27,405		40,091		67,496	[4]	*	—
Carol E. Goldman	51,492		10,999		62,491		*	35,554
Donald G. Imholz	33,112		3,000		36,112		*	50,333
Richard A. Gephardt	12,683		4,000		16,683		*	—
Orlando Ayala	3,593		7,333		10,926		*	6,667
All Directors and Executive Officers as a group (20 persons)	1,144,666		1,720,586		2,865,252		5.3	792,949
____________

*	Represents less than 1% of outstanding shares of common stock.

[1]
The share numbers in the column labeled “Shares Not Acquirable Within 60 Days” reflect the number of shares underlying options and restricted stock units which are unvested and will not vest within 60 days of February 22, 2013. The share numbers also include the number of phantom shares acquired through the Company's deferred compensation plan. Those shares are not considered to be beneficially owned under the rules of the SEC.

[2]
Of Mr. Neidorff's shares acquirable within 60 days, 840,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. 600,000 of the shares vested in November 2009 and 80,000 of the shares vested in each of November 2010, 2011 and 2012. The RSUs shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment and (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code. Mr. Neidorff held 168,000 shares pledged as collateral as of March 1, 2013.

[3]
Mr. Ditmore's outstanding shares include 80,050 shares owned by family members, family partnerships or trusts. Mr. Ditmore disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Ditmore held 40,000 shares pledged as collateral as of March 1, 2013.

[4]
Shares beneficially owned by Messrs. Ditmore, Eppinger, Roberts, Steward, Thompson and Ms. Joseph include 40,766, 32,846, 39,207, 40,271, 38,039 and 26,091, respectively, RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.

[5]	Mr. Roberts' outstanding shares include 32,496 shares owned by a revocable trust. Mr. Roberts disclaims beneficial ownership except to the extent of his pecuniary interest therein.

As discussed under Compensation Discussion & Analysis: Stock Ownership Guidelines, in February 2013, the Board of Directors amended the Company's insider trading policy to confirm the prohibition on hedging and to restrict the pledging of shares by Executive Officers and members of the Board of Directors. An Executive Officer or member of the Board of Directors who holds pledged securities in excess of 20% of his or her total stock ownership as of February 2013 is required to reduce such excess proportionately over the 3-5 years following the adoption of the policy.

As of February 22, 2013, there were 52,364,617 shares of our common stock outstanding, net of treasury shares. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of February 22, 2013. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and Directors is in care of Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105.

No Director, Executive Officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Of Mr. Neidorff's 460,569 shares not acquirable within 60 days, 160,000 were granted in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. The shares vest between 2013 and 2014. Subject to such vesting, the RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment and (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code.

All shares not acquirable within 60 days represent options to purchase shares of common stock or RSUs and vest in accordance with our standard vesting provisions or phantom shares in our deferred compensation program which will be settled in cash or other non-company securities.

Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on February 8, 2013 by such firm. BlackRock, Inc. beneficially owns 4,100,498 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 4,100,498 shares and sole dispositive power over 4,100,498 shares.

Information with respect to the outstanding shares beneficially owned by FMR LLC is based on Schedule 13G/A filed with the SEC on February 14, 2013 by such firm. FMR LLC beneficially owns 3,622,522 shares. Of the shares FMR LLC owns, it has sole voting power over 647,450 shares and sole dispositive power over 3,622,522 shares.

Information with respect to the outstanding shares beneficially owned by SouthernSun Asset Management is based on Schedule 13G filed with the SEC on February 13, 2013 by such firm. SouthernSun Asset Management beneficially owns 3,203,150 shares. Of the shares SouthernSun Asset Management owns, it has sole voting power over 3,069,485 shares and sole dispositive power over 3,203,150 shares.

Information with respect to the outstanding shares beneficially owned by T. Rowe Price Associates, Inc. is based on Schedule 13G/A filed with the SEC on February 8, 2013 by such firm. T. Rowe Price Associates, Inc. beneficially owns 3,090,200 shares. Of the shares T. Rowe Price Associates, Inc. owns, it has sole voting power over 559,100 shares and sole dispositive power over 3,090,200 shares.

Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 12, 2013 by such firm. The Vanguard Group, Inc. beneficially owns 3,088,681 shares. Of the shares The Vanguard Group, Inc. owns, it has sole voting power over 72,328 shares and sole dispositive power over 3,018,753 shares.

Information with respect to the outstanding shares beneficially owned by Prudential Financial, Inc. is based on Schedule 13G filed with the SEC on February 13, 2013 by such firm. Prudential Financial, Inc. beneficially owns 2,767,793 shares. Of the shares Prudential Financial, Inc. owns, it has sole voting power over 108,837 shares and sole dispositive power over 108,837 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, Executive Officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no reports were required, all Section 16(a) filing requirements during 2012 were complied with on a timely basis, except that, due to administrative error, Dr. Mason did not timely file one Form 4 reporting one transaction for 74 shares.

If a Named Executive Officer or member of the Board wants to sell shares of the Company's stock, we require them to sell through a Rule 10b5-1 sales plan in order to afford themselves affirmative defenses, protections and safeguards provided by Rule 10b5-1 promulgated under the Exchange Act.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a Director, at our 2013 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Keith H. Williamson, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, before November 12, 2013. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2013 Annual Meeting of Stockholders pursuant to our by-laws, which provide that the proposal must be received by our Secretary not less than sixty days nor more than ninety days before that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have not set a date for our 2013 Annual Meeting of Stockholders. If the 2014 Annual Meeting of Stockholders were to be held on April 23, 2014, the anniversary of the 2013 Annual Meeting, the deadline for delivery of a stockholder proposal pursuant to our by-laws would be between January 23, 2014 and February 22, 2014. If a proposal is submitted pursuant to our by-laws between January 23, 2014 and February 22, 2014 but on or after November 12, 2013, the stockholder may not require that the proposal be included in the proxy statement for the 2013 Annual Meeting of Stockholders. If the date of our 2014 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 23, 2014, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of either the proxy notice or this proxy statement, our 2012 Summary Annual Report to Stockholders and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call, write or e-mail us at:

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Attn: Keith H. Williamson, Secretary
(314) 725-4477
kwilliamson@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2013

CENTENE CORPORATION

CENTENE Corporation

CENTENE CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

0000156690_1 R1.0.0.51160

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 22, 2013
Date: April 23, 2013 **Time:** 10:00 AM CDT
Location: Centene Plaza
7700 Forsyth Blvd.
St. Louis, Missouri 63105
Auditorium

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Form 10-K 2. Notice & Proxy Statement 3. Annual Review

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

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0000156690_2 R1.0.0.51160

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

01 Orlando Ayala 02 Pamela A. Joseph 03 Tommy G. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3.

3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000156690_3 R1.0.0.51160

CENTENE® Corporation

CENTENE CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Orlando Ayala   02 Pamela A. Joseph   03 Tommy G. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000156691_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Annual Review is/are available at www.proxyvote.com.

CENTENE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, APRIL 23, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael F. Neidorff, Keith H. Williamson and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Tuesday, April 23, 2013, at 10:00 a.m., central daylight saving time, and at any adjournments thereof.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side

0000155591_2 R1.0.0.51160